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                                                                    Exhibit 99.1


September 27, 2001

FOR IMMEDIATE RELEASE

For more information, contact:

KEVIN T. BOTTOMLEY                        JAMES J. MCCARTHY
President and Chief Executive Officer     President and Chief Executive Officer
Danvers Bancorp, Inc.                     RFS Bancorp, Inc.
(978) 739-0263                            (781) 284-7777


 DANVERS BANCORP, INC. COMPLETES ACQUISITION OF REVERE, MHC, RFS BANCORP, INC.,
                 AND REVERE FEDERAL SAVINGS BANK EFFECTIVE TODAY

         Danvers, Massachusetts and Revere, Massachusetts, September 27, 2001 -- Danvers Bancorp, Inc. ("Danvers Bancorp"), the holding company for Danvers Savings Bank ("Danvers Savings"), and Revere, MHC, a federal mutual holding company and majority shareholder of RFS Bancorp, Inc. ("RFS Bancorp"), the stock holding company for Revere Federal Savings Bank ("Revere Federal") announced that the merger of Revere, MHC with and into Danvers Bancorp was completed today. Pursuant to an Agreement and Plan of Merger dated as of April 27, 2001, as amended, by and among Danvers Bancorp, Danvers Savings, Revere, MHC, RFS Bancorp, and Revere Federal (the "Merger Agreement"), each shareholder of RFS Bancorp, other than Revere, MHC, will receive $22.75 in cash for each share of RFS Bancorp common stock such shareholder owned prior to a reverse stock split transaction conducted by RFS Bancorp in accordance with the terms of the Merger Agreement. Immediately after effectuating the reverse stock split, Revere Federal merged with and into Danvers Savings. Revere Federal's main office in Revere, Massachusetts and Chelsea branch office in Chelsea, Massachusetts will operate now as branches of Danvers Savings.

         Kevin T. Bottomley, President and Chief Executive Officer of Danvers Bancorp and Danvers Savings said, "We are very pleased and look forward to better serving our community as a result of today's transaction; this represents a significant expansion of our retail franchise."

         Mr. Bottomley further commented that, "We are very pleased to welcome the customers and employees of RFS Bancorp and Revere Federal. Mr. James J. McCarthy, the President and Chief Executive Officer of RFS Bancorp and Revere Federal, as well as a former director of both of these entities, will serve as an Executive Vice President and a trustee of Danvers Bancorp. Mr. J. Michael O'Brien, a former director of RFS Bancorp and Revere Federal, will also serve as a trustee of


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Danvers Bancorp and a director of Danvers Savings. In addition, we intend to establish an Advisory Board consisting of former directors of Revere Federal who are not serving on the Board of Directors of Danvers Savings. We are confident that this transaction will provide long-term benefits for our customers, employees and the communities that Revere Federal and Danvers Savings serve."

         Mr. McCarthy added that, "We are very excited about the union of our two companies and believe that this strategic alliance with Danvers Savings will provide Revere Federal, its customers and the communities it serves with the opportunity to expand its delivery channels and allow it to compete in a much broader market."


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         This press release contains forward-looking statements about the transactions pursuant to the Merger Agreement. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected include difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Danvers Bancorp, Danvers Savings, Revere, MHC, RFS Bancorp and Revere Federal are engaged, and changes in the securities markets.